Exhibit 107.1
FEE TABLES FOR
FORM
S-8
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Live Oak Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Voting Common Stock, no par value per share	Rule 457(c) and Rule 457(h)(1)	200,000 (2)	$43.70 (3)	$8,740,000	$ 147.60 per $1,000,000	$1,290.02 (3)
Total Offering Amounts					$8,740,000		$1,290.02
Total Fee Offsets							$0
Net Fee Due							$1,290.02

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of voting common stock, no par value per share (the “Voting Common Stock”) of Live Oak Bancshares, Inc. as may be issued to prevent dilution of the shares of Voting Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 200,000 shares of Voting Common Stock reserved for issuance under the Live Oak Bancshares, Inc. Second Amended and Restated 2014 Employee Stock Purchase Plan.
(3)
Calculated solely for the purpose of this offering pursuant to Rule 457(c) and 457(h)(1) on the basis of the average of the high and low prices of the Voting Common Stock as reported on the New York Stock Exchange on August 1, 2024.